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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)



                            Business Resource Group
                   -----------------------------------------
                               (Name of Issuer)




                                  Common Stock
                   -----------------------------------------
                        (Title of Class of Securities)




                                   12329K104
                   -----------------------------------------
                                (CUSIP Number)






*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                               Page 1 of 5 pages
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CUSIP NO.   12329K104              SCHEDULE 13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          CHARLES J. WINTER
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    655,980
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   655,980
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          655,980
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          13.3% (AS OF 2/3/98)
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          IN
          ---------------------------------------------------------------------



                          PAGE   2   OF   5   PAGES
                               -----    -----
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ITEM 1(a).        NAME OF ISSUER:

                    Business Resource Group
                  --------------------------------------------------------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    2150 North First Street, Suite 101, San Jose, CA 95134
                  --------------------------------------------------------------

ITEM 2(a).        NAME OF PERSON FILING:

                    Charles J. Winter
                  --------------------------------------------------------------

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    same as Item 1(b)
                  --------------------------------------------------------------

ITEM 2(c).        CITIZENSHIP:

                    United States
                  --------------------------------------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                    Common Stock
                  --------------------------------------------------------------

ITEM 2(e).        CUSIP NUMBER:

                    12329K 10 4
                  --------------------------------------------------------------

ITEM 3.

         NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

     (a) Amount Beneficially Owned:

                  655,980 shares
         -----------------------------------------------------------------------

     (b) Percent of Class:

                  13.3% (as of 2/3/98)
         -----------------------------------------------------------------------

     (c) Number of shares as to which such person has:

     (i)   sole power to vote or to direct the vote 655,980 shares
                                                    ----------------------------
     (ii)  shared power to vote or to direct the vote
                                                     ---------------------------
     (iii) sole power to dispose or to direct the disposition of 655,980 shares
                                                                 ---------------
     (iv)  shared power to dispose or to direct the disposition of
                                                                  --------------

ITEM 5.

         NOT APPLICABLE.

ITEM 6.

         NOT APPLICABLE.

ITEM 7.

         NOT APPLICABLE.




                              Page of 3 of 5 pages

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ITEM 8.

         NOT APPLICABLE.

ITEM 9.

         NOT APPLICABLE.

ITEM 10.

         NOT APPLICABLE.




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SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     2/5/98
                                    --------------------------------------------
                                                      Date

                                             /s/ Charles J. Winter
                                    --------------------------------------------
                                                    Signature

                                          Charles J. Winter, Director
                                    --------------------------------------------
                                                   Name/Title



Page 5 of 5 pages